Exhibit 9

Fidelity (logo) Investments®	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FMR LLC 82 Devonshire Street Boston MA 02109-3614 617 563 7000

April 28, 2008

Board of Directors

Fidelity Investments Life Insurance Company

82 Devonshire Street

Boston, MA 02109

Ladies and Gentlemen:

In my capacity as Deputy General Counsel of FMR LLC, the parent company of Fidelity Investments Life Insurance Company ("Fidelity Life"), I have provided legal advice to Fidelity Life with respect to the preparation and review of Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 for the registration of the Contract with the Securities and Exchange Commission under the Securities Act of 1933, and the registration of the Variable Account under the Investment Company Act of 1940, File No. 811-05315. The Variable Account was established by unanimous consent of the Board of Directors of Fidelity Life on July 22, 1987 and its existence continued without interruption following the redomestication of Fidelity Life to Utah on November 10, 1992. The Variable Account exists for the investment of assets under certain variable annuity contracts (the "Contracts") issued by Fidelity Life.

I am of the following opinion:

(1) Fidelity Life is duly organized and validly existing under the laws of the State of Utah.

(2) The Variable Account is duly organized and validly existing as a separate account of Fidelity Life under the laws of the State of Utah.

(3) The portion of the assets to be held in the Variable Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Fidelity Life may conduct.

(4) The Contracts, when issued as set forth in the Registration Statement, will be legal and binding obligations of Fidelity Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/David J. Pearlman
David J. Pearlman